                                                                     EXHIBIT 4.1



                             CERTIFICATE OF AMENDED
                            ARTICLES OF INCORPORATION
                                       OF
                          AMCAST INDUSTRIAL CORPORATION
                               -------------------

         The undersigned, Leo W. Ladehoff and Thomas G. Amato, being respectively, the Chief Executive Officer and Secretary of AMCAST INDUSTRIAL CORPORATION (the "Corporation"), a corporation for profit organized under the Ohio General Corporation Law, with its principal office located in the City of Kettering, Montgomery County, Ohio, do hereby certify that a meeting of the directors of the Corporation was duly called and held on April 23, 1987, at which meeting a quorum of the directors was present and acting throughout, and that at such meeting, the directors unanimously adopted a resolution adopting new Amended Articles of Incorporation of the Corporation to supercede and consolidate the original Articles of Incorporation of the Corporation and all amendments thereto as follows:

         "FIRST. The name of said Corporation shall be Amcast Industrial Corporation.

         SECOND. The purpose or purposes of the Corporation shall be:

         (a) To manufacture, purchase, lease, or otherwise acquire and to hold, own, sell, lease, or dispose of, trade in or deal in castings and other allied, similar or related products of every kind and description.

         (b) To engage in any lawful act or activities for which corporations may be formed under Section 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

         THIRD. The place in the State of Ohio where the Corporation's principal office shall be located is Kettering, Montgomery County, Ohio.

         FOURTH. The maximum number of shares which the Corporation is authorized to have outstanding is 16,000,000 shares which shall be classified as follows:

          1,000,000 Preferred Shares without par value (hereinafter called "Preferred Shares"); and

          15,000,000 Common Shares without par value (hereinafter called "Common Shares").


Section 1. The express terms and provisions of the Preferred Shares are as follows:

         1.1 Preferred Shares may be issued in series from time to time. Within the limitations and restrictions set forth in this Article FOURTH, the Board of Directors is expressly authorized, at one time or from time to time, to adopt amendments to the Articles of Incorporation in respect of any authorized and unissued Preferred Shares to fix or alter the division of such shares into series, the designation and number of shares of each series, the dividend rates, redemption rights,redemption prices, liquidation prices, sinking fund requirements, conversion rights, and restrictions on issuance of shares of the same series or of any other class or series. The express terms and provisions of Preferred Shares of different series shall be identical except that there may be variations in respect of any or all of the particulars hereinbefore set forth in this subsection 1.1. In case the stated dividends or the amounts payable on dissolution, liquidation, or sale of assets of the Corporation are not paid in full, all Preferred Shares of all series shall participate ratably in the payment of dividends, including accumulations, if any, in proportion to the sums which would be payable thereon if all dividends thereon were paid in full, and, in any distribution of assets other than by way of dividends, in proportion to the same which would be payable on such distribution if all sums payable thereon to holders of Preferred Shares were discharged in full.

         1.2 The holders of Preferred Shares shall be entitled to receive when and as declared out of the surplus of the Corporation, subject to any limitations prescribed by statute, cash dividends at the respective rates and on the respective dates fixed by the Board of Directors for the shares of the several series of Preferred Shares, and no more. Dividends on each Preferred Share shall be cumulative from the date fixed therefor by the Board of Directors.

         1.3 Except as may be otherwise expressly provided in this Article FOURTH, the Corporation shall have the right to redeem the Preferred Shares of any one or more series at any time, either in whole or in such portions, as from time to time, the Board of Directors may determine, upon the payment to the respective holders thereof of the "General Redemption Price" thereof. The General Redemption Price for shares of each series shall be an amount equal to the sum of (a) the redemption price fixed by the Board of Directors for the shares of such series prior to the initial issuance of the first shares of such series; and (b) an amount equivalent to all accumulated and unpaid dividends on the shares to be redeemed to the date fixed for redemption (hereinafter referred to as the "Redemption Date"), whether or not such dividends shall have been earned or declared. In lieu of such payment the Corporation may deposit the General Redemption Price of the shares to be redeemed on or prior to the Redemption Date with such responsible bank or trust company as may be designated by the Board of Directors, in trust, for payment on or after the date of such deposit (without awaiting the Redemption Date) to the holders of Preferred Shares then to be redeemed. If less than the whole amount of outstanding Preferred Shares of any particular series shall be redeemed at any time, the shares thereof to be redeemed shall be selected by lot.

         Notice of any such redemption, in whole or in part, and of any such deposit made or to be made of such General Redemption Price, shall be mailed to each holder of Preferred Shares so to be redeemed, at his address registered with the Corporation, not less than thirty days prior to the Redemption Date, and, if less than all of the said shares owned by such shareholders are to be redeemed, the notice shall specify the number of shares thereof which are to be redeemed. Such notice having been so given, or irrevocable written authority to the depositary having been given at the time of making the deposit provided for herein forthwith to give such notice, all rights of the respective holders of the said shares as shareholders of the Corporation by reason of the ownership of such shares, except the right to receive the General Redemption Price of such shares upon presentation and surrender of their respective certificates representing the said shares, shall cease from and after the Redemption Date (unless default shall be made by the

Corporation in providing monies for the payment of the General Redemption Price), or, if the General Redemption Price shall have been deposited on or prior to the Redemption Date as above permitted, from and after the date of such deposit; provided, however, that in lieu of the right to receive the General Redemption Price, any rights of conversion or exchange may be exercised up to the close of business on the Redemption Date. If after such deposit any Preferred Shares so called shall be so converted or exchanged, the amount theretofore deposited with the depositary for the redemption thereof shall forthwith be paid over by it to the Corporation. Any other monies so deposited which shall remain unclaimed by the holders of Preferred Shares so called for redemption at the end of two years after the Redemption Date shall be paid by such depositary to the Corporation, after which the holders of such Preferred Shares shall look only to the Corporation for payment of the General Redemption Price thereof, without interest.

         1.4 Upon the dissolution, liquidation or sale of all or substantially all the assets of the Corporation, the holders of Preferred Shares shall be entitled to receive the following sums, before any payment shall be made to the holders of Common Shares with respect to payment upon dissolution, liquidation or sale of assets:

          (a) in case of any involuntary dissolution or liquidation or forced sale of all or substantially all the assets of the Corporation, each Preferred Share of each series shall be entitled to receive the amount fixed for such contingency by the Board of Directors for the shares of such series prior to the issuance of the first shares of such series, together with a sum, whether or not earned or declared, equivalent to all accumulated and unpaid dividends thereon to the date of such payment; or

          (b) in case of any voluntary dissolution or liquidation or voluntary sale of all or substantially all the assets of the Corporation, each Preferred Share of each series shall be entitled to receive the amount fixed for such contingency by the Board of Directors for the shares of such series prior to the initial issuance of the first shares of such series, together with a sum, whether or not earned or declared, equivalent to all accumulated and unpaid dividends thereon to the date of such payment.

         After all sums payable on the Preferred Shares as herein provided upon a particular contingency shall have been paid in full, but not prior thereto, the Common Shares shall be entitled to payment of all other sums then distributable. For the purposes of this subsection 1.4, a consolidation or merger of the Corporation with or into any other corporation, or a consolidation or merger of any other corporation with or into the Corporation shall not be deemed a dissolution, liquidation or sale of assets.

         1.5 The holders of Preferred Shares shall be entitled to one vote for each Preferred Share held by them respectively.

         1.6 So long as any of the Preferred Shares shall remain outstanding, no dividend (other than dividends payable in Common Shares) shall be paid, or shall any distribution (by purchase, redemption, payment to any sinking fund, or otherwise, other than stock splits) be made, on any of the Common Shares unless:

          (a) all dividends on all outstanding Preferred Shares shall have been paid and full dividends thereon for the then current quarterly dividend period shall have been declared and a sum sufficient for the payment thereof set apart therefor; and

          (b) the Corporation shall not be in arrears in respect of any sinking fund obligation in respect of any series of Preferred Shares.

         1.7 Preferred Shares acquired by the Corporation through the exercise by the holders thereof of any conversion privilege shall not be reissued except as hereinafter provided. Such shares and any other Preferred Shares acquired otherwise than through the operation of any sinking fund and not used to reduce the amount of any sinking fund installment shall, upon compliance with such provisions of law relating to the retirement of shares as may be applicable, have the status of authorized and unissued Preferred Shares which are unclassified into any series. Preferred Shares acquired by the Corporation through the operation of any sinking fund or which have been used to reduce the amount of any sinking fund installment shall be cancelled and not reissued, and the Corporation shall from time to time take appropriate corporate action to reduce the authorized number of Preferred Shares accordingly.

         Section 2. The express terms and provisions of the Common Shares are as follows:

         2.1 The rights and preferences of the Common Shares shall be subject in all respects to the rights and preferences of the Preferred Shares in the manner and to the extent provided in this Article FOURTH.

         2.2 The Common Shares shall rank junior to the Preferred Shares with respect to the payment of dividends. Out of the assets of the Corporation available for dividends remaining after there shall have been paid or declared and set apart for payment full dividends on the Preferred Shares, and subject to the restrictions or limitations contained in the express terms and provisions of any series of Preferred Shares, dividends may be declared and paid upon the Common Shares, but only when and as determined by the Board of Directors.

         2.3 The Common Shares shall rank junior to the Preferred Shares with respect to payment upon dissolution, liquidation or sale of the assets of the Corporation. Upon the dissolution, liquidation or sale of all or substantially all the assets of the Corporation, after there shall have been paid to or set apart for holders of the Preferred Shares the full preferential amounts to which they are entitled, the holders of Common Shares shall be entitled to receive pro rata all of the remaining assets of the Corporation available for distribution to its shareholders.

         2.4 The holders of Common Shares shall be entitled to one vote for each Common Share held by them respectively.

         Section 3. No shareholder of the Corporation shall have the right to vote cumulatively in the election of directors of the Corporation.

         FIFTH. The Corporation, through its Board of Directors, shall have the right and power to purchase any of its outstanding shares of stock at such price and upon such terms as may be agreed upon between the Corporation and the selling shareholder or shareholders.

         SIXTH. Notwithstanding any provision of the Ohio Revised Code now or hereafter in force providing for any action for the vote, consent, waiver, or release of the holders of shares entitling them to exercise two-thirds, or any other proportion, of the voting power of the Corporation or of any class or classes of shares thereof, such action, unless otherwise expressly required by statute or by these Amended Articles of Incorporation, may be taken by the vote, consent, waiver, or release of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes .

         SEVENTH. Notwithstanding the foregoing, the affirmative vote of the holders of shares entitling them to exercise at least four-fifths of the voting power of the Corporation shall be required:

          (a) To approve (i) the sale, exchange, lease, transfer, or other disposition by the Corporation of all, or substantially all, of its assets or business to a related corporation or an affiliate of a related corporation, or (ii) the consolidation of the Corporation with or its merger into a related corporation or an affiliate of a related corporation, or (iii) the merger into the Corporation of a related corporation, or (iv) a combination or majority share acquisition in which the Corporation is the acquiring corporation and its voting shares are issued or transferred to a related corporation or an affiliate of a related corporation or to shareholders of a related corporation or an affiliate of a related corporation; or

          (b) to approve any agreement, contract, or other arrangement with a related corporation providing for any of the transactions described in subparagraph (a) above.

         For the purpose of this Article SEVENTH, (i) a "related corporation" in respect of a given transaction shall be any corporation which, together with its affiliates and associated persons, owns of record or beneficially, directly or indirectly, more than 5% of the shares of any class of outstanding shares of the Corporation entitled to vote upon such transaction, as of the record date used to determine the shareholders of the Corporation entitled to vote upon such transaction; (ii) an "affiliate" of a related corporation shall be any individual, joint venture, trust, partnership, or corporation which, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the related corporation; (iii) an "associated person" of a related corporation shall be any officer or director or any beneficial owner, directly or indirectly, of 10% or more of any class of equity security of such related corporation or any of its affiliates; (iv) the terms "combination", or "majority share acquisition" and "acquiring corporation" shall have the same meaning as that contained in Section 1701 of the Ohio General Corporation Law or any similar provision hereafter enacted.

         The determination of the Board of Directors of the Corporation, based on information known to the Board of Directors and made in good faith, shall be conclusive as to whether any corporation is a related corporation as defined in this Article SEVENTH.

         The provisions of this Article SEVENTH shall not be applicable to (i) any merger or consolidation of the Corporation with or into any other corporation, or any sale or lease of all, or substantially all, of the assets of the Corporation to, or any sale or lease to the Corporation, or any subsidiary thereof, in exchange for securities of the Corporation of any assets of, any corporation if the Board of Directors of the Corporation shall by resolution have approved a memorandum of understanding with such other corporation with respect to and substantially consistent with such transaction prior to the time that such other corporation shall have become a holder of more than 20% of the outstanding shares of stock of the Corporation entitled to vote in elections of Directors; or (ii) any merger or consolidation of the Corporation with, or any sale or lease to the Corporation, or any subsidiary thereof, of any of the assets of, any corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of Directors is owned of record or beneficially by the Corporation and its subsidiaries.

         No amendment to the Articles of Incorporation of the Corporation shall amend, alter, change, or repeal any of the provisions of this Article SEVENTH, unless the amendment effecting such amendment, alteration, change, or repeal shall receive the affirmative vote or consent of the holders of shares entitling them to exercise at least four-fifths of the voting power of the Corporation.

         EIGHTH. No holder of shares of the Corporation of any class, as such, shall have any preemptive right to purchase or subscribe for shares of the Corporation, of any class, or other securities of the Corporation, of any class, whether now or hereafter authorized.

         IN WITNESS WHEREOF, the undersigned, being respectively the Chief Executive Officer and Secretary of the Corporation, acting for and on behalf of the Corporation, have executed this Certificate and caused the seal of the Corporation to be affixed hereto this 12th day of June, 1987.


                                        /s/ Leo W. Ladehoff
                                        ----------------------------------------
                                        Leo W. Ladehoff, Chief Executive


                                        /s/ Thomas G. Amato
                                        ----------------------------------------
                                        Thomas G. Amato, Secretary

(SEAL)

                           CERTIFICATE OF AMENDMENT TO
                        AMENDED ARTICLES OF INCORPORATION
                                       OF
                          AMCAST INDUSTRIAL CORPORATION
                               -------------------

         The undersigned, Leo W. Ladehoff and Thomas G. Amato, being respectively, the Chairman of the Board and the Secretary of AMCAST INDUSTRIAL CORPORATION the "Corporation"), an Ohio corporation, do hereby certify that at a meeting of the directors of the Corporation duly called and held on February 24, 1988, the following resolution was unanimously adopted:

         NOW, THEREFORE BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of Article Fourth of its Amended Articles of Incorporation, such Article Fourth hereby is amended to set forth the designation and number of a new series of Preferred Shares and the powers, preferences, and relative, participating, optional, and other special rights and the qualifications, limitations, or restrictions thereof, as follows:

         Section 4.  Series A Preferred Shares.

         4.1. DESIGNATION AND AMOUNT. There shall be a series of the Preferred Shares of the Corporation which shall be designated as the "Series A Preferred Shares," without par value, and the number of such shares shall be 300,000.

         4.2. DIVIDENDS AND DISTRIBUTIONS.

         (A) Subject to the prior and superior rights of the holders of any shares of any classes of preferred shares of the Corporation ranking prior and superior to the Preferred Shares with respect to dividends, the holders of the Preferred Shares in preference to the holders of Common Shares of the Corporation (the "Common Shares"), and any other junior shares, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September, and December in each year (or, in each case, if not a date on which the Corporation is open for business, the next date on which the Corporation is so open) (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Preferred Share or fraction thereof, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $11.00, or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a Preferred Share. In the event the Corporation at any time after February 24, 1988 (the "Rights Declaration Date") (i) declares any dividend on Common Shares payable in Common Shares, (ii) subdivides the outstanding Common Shares, or (iii) combines the outstanding Common Shares into a smaller number of shares (all of which are hereinafter referred to as "Common Share Adjustments"), then in each such case the amount to which holders of the Preferred Shares were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event (such fraction is hereinafter referred to as the "Adjustment Number").

         (B) The Corporation shall declare a dividend or distribution on the Preferred Shares as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); provided that, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $11.00 per share on the Preferred Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

         (C) Dividends shall begin to accrue and be cumulative on the outstanding Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

         4.3. VOTING RIGHTS. The holders of the Preferred Shares shall have the following voting rights:

         (A) Each holder of a Preferred Share shall have one vote on all matters submitted to a vote of the shareholders of the Corporation.

         (B) Except as otherwise provided herein or by law, the holders of the Preferred Shares and the holders of Common Shares shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

         (C) Except as set forth herein, holders of the Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.

         4.4. CERTAIN RESTRICTIONS.

         (A) So long as any of the Preferred Shares remain outstanding, no dividend (other than dividends payable in Common Shares) shall be paid, nor shall any distribution (by purchase, redemption, payment to any sinking fund, or otherwise, other than stock splits) be made, on any of the Common Shares unless all dividends on all outstanding Preferred Shares shall have been paid and full dividends thereon for the then current quarterly dividend period shall have been declared and a sum sufficient for the payment thereof set apart therefor.

         (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of the Corporation unless the Corporation could, under paragraph (A) of this Section 4.4, purchase or otherwise acquire such shares at such time and in such manner.

         4.5. REACQUIRED SHARES. Any Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. Unless otherwise prohibited by the Corporation's Amended Articles of Incorporation, all such shares shall upon their cancellation become authorized but unissued Preferred Shares and may be reissued as part of a new series of Preferred Shares, subject to the conditions and restrictions on issuance set forth herein.

         4.6. LIQUIDATION, DISSOLUTION, OR WINDING UP.

         (A) Upon any liquidation (voluntary or otherwise), dissolution, or winding up of the Corporation, no distribution shall be made to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Preferred Shares unless, prior thereto, the holders of Preferred Shares shall have received $4,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Liquidation Preference"). Following the payment of the full amount of the Liquidation Preference, no additional distributions shall be made to the holders of Preferred Shares unless, prior thereto, the holders of Common Shares shall have received an amount per share (the "Common Payment") equal to the quotient obtained by dividing (i) the Liquidation Preference by (ii) 100 (subject to the provision for adjustment set forth in subparagraph C). Following the payment of the full amount of the Liquidation Preference and the Common Payment in respect of all outstanding Preferred Shares and Common Shares, respectively, holders of Preferred Shares and holders of Common Shares shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of 100 to 1 with respect to such Preferred Shares and Common Shares, on a per share basis, respectively (subject to the provision for adjustment set forth in subparagraph C).

         (B) In the event there are not sufficient assets available to permit payment in full of the Liquidation Preference and the liquidation preferences of all other classes of preferred shares, if any, which rank on a parity with the Preferred Shares, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event there are not sufficient assets available to permit payment in full of the Common Payment, then such remaining assets shall be distributed ratably to the holders of Common Shares.

         (C) In the event the Corporation makes any Common Share Adjustments at any time after the Rights Declaration Date, the amount otherwise payable to the holders of the Preferred Shares shall be adjusted by multiplying such amount by the Adjustment Number.

         4.7 CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Shares are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case the Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Corporation makes any Common Share Adjustments at any time after the rights Declaration Date then the amount set forth in the preceding sentence with respect to the exchange or change of the Preferred Shares shall be adjusted by multiplying such amount by the Adjustment Number.

         4.8 REDEMPTION. The Preferred Shares shall not be redeemable.

         4.9 RANKING. The Preferred Shares shall rank junior to all other classes of the Corporation's preferred shares as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

         4.10 AMENDMENT. The Amended Articles of Incorporation of the Corporation shall not be further amended in any manner that would materially alter or change the powers, preferences, or special rights of the Preferred Shares so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding Preferred Shares, voting separately as a class.

         4.11 FRACTIONAL SHARES. Preferred Shares may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions, and to have the benefit of all other rights of holders of Preferred Shares.